Exhibit 4.12

                                 AMENDMENT NO. 2
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS SECOND AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated March 15, 2004 (the "Second Amendment"), is by and among Daedalus Ventures, Inc. (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").


                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated July 5, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. The Consultant and the Client entered into a Amendment No. 1 to Consulting Services Agreement dated November 25, 2003, a copy of which is attached hereto as Exhibit B (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      C. Client and Consultant wish to amend Section 2 of the Agreement to provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

2.    Consideration.

      Client agrees to pay Consultant, as his fee and as consideration for services provided, Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Client. By amendment dated November 25, 2003, Client agrees to pay Consultant an additional 14,000,000 shares of common stock of the Client. By amendment dated March 15, 2004, Client agrees to pay Consultant an additional 2,500,000 shares of common stock of the Client."



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


EXECUTED on the date first set forth above.



                                              CLIENT:

                                              REALITY WIRELESS NETWORKS, INC.




                                              By:
                                                 -----------------------------
                                              Name: Steve Careaga
                                              Its: CEO




                                              CONSULTANT:

                                              DAEDALUS VENTURES, INC.


                                              By:
                                                 -----------------------------
                                              Name: Seth Elliott
                                              Its: President




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